Voyport, LLC

305-88 Davenport Road

Toronto, Ontario (Canada)

M5R 0A5

E-mail: allenpreece@hotmail.com

HPIL Holding

3738 Coach Cove

Sanford, Michigan 48657 (USA)

E-mail: info@hpilholding.com  & amersey@hpil.biz

Letter of Intent (“LOI”) between Voyport, LLC, and HPIL Holding.

March 21, 2017

The Parties, Voyport, LLC (“Voyport”), and HPIL Holding (“HPIL”), wish to form a Sales/Marketing Relationship that will assist, and allow, Voyport to deliver its “International Voice Roaming Service” to companies and associations that HPIL has a relationship with.

Voyport is the only international voice roaming solution in the world designed exclusively for businesses. It combines the reports and billing structure financial departments of companies want with the features and ease of use users demand, and it saves up to 80% over traditional international calling plans.

In exchange for HPIL’s and their related companies’ and associations’ “sponsorship”, Voyport will provide compensation to both or either sponsoring Parties, as they may see fit, in the form of a percentage of monthly Net Revenue.

In addition, Voyport will configure a Service Package for HPIL that is at a discounted price as compared to its Standard Commercial Offering (which is outlined on its website www.vovport.com).

Voyport and HPIL are in the process of an equity investment of up to US$ 3 million in Voyport by HPIL subject to due diligence and respective corporate approvals.

This letter is non-binding on the Parties. Any future commitments by the Parties will be reflected in a Partner Agreement that may result as a follow up to this letter.

Any information shared between the Parties will be held in strictest confidence for up to three (3) years unless such information is already in the public domain.

This Letter of Intent will be in place for 180 days from date of signing.

Signatories:

 /S/ Nitin Amersey                                                                 March 21, 2017

Mr. Nitin Amersey,                                                                      Date

Chief Financial Officer of HPIL Holding

   /S/ Allen T. Preece                                                            March 21, 2017

Allen T. Preece,                                                                           Date

Chief Executive Officer of Voyport, LLC